                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                 MARCH 15, 1996

                            BRADLEY REAL ESTATE, INC.
             (Exact name of Registrant as specified in its charter)

          MARYLAND                       1-10328                04-6034603
(State or other jurisdiction        (Commission File        (I.R.S. Employer
      of incorporation)                  Number)           Identification No.)

                699 BOYLSTON STREET, BOSTON, MASSACHUSETTS 02116
              (Address of principal executive offices and zip code)

               Registrant's telephone number, including area code:
                                 (617) 867-4200

Item 2. Acquisition or Disposition of Assets.
        -------------------------------------

     On March 15, 1996, pursuant to an Agreement and Plan of Merger dated as of October 30, 1995 (the "Merger Agreement") between Bradley Real Estate, Inc., a Maryland corporation ("Bradley") and Tucker Properties Corporation, a Maryland corporation ("Tucker"), Tucker was merged with and into Bradley (the "Merger") with Bradley as the surviving corporation in the Merger. The Merger and the Merger Agreement were approved by the stockholders of Bradley and Tucker at their respective Special Meetings of Stockholders held on March 14, 1996.

     Pursuant to the Merger Agreement, the exchange ratio used in connection with the Merger was determined by the average per share closing price of the common stock, par value $.01 per share, of Bradley ("Bradley Common Stock") as reported on the New York Stock Exchange ("NYSE") over the 20 trading days immediately preceding the fifth day prior to the date of the closing of the Merger (the "Closing Price"). Because the Closing Price was less than $15.50, each issued and outstanding share of common stock, par value $.001 per share, of Tucker ("Tucker Common Stock") was converted into .686 of a share of Bradley Common Stock, less any fractional shares, at the effective time of the Merger. In lieu of issuing fractional shares of Bradley Common Stock, the Merger Agreement provided that a holder of Tucker Common Stock otherwise entitled to a fractional share of Bradley Common Stock became entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying $13.96 by the fraction of a share of Bradley Common Stock to which such holder would otherwise have been entitled. As a result of the exchange, Tucker stockholders received approximately 7,428,202 shares of Bradley Common Stock in connection with the Merger.

     There was no material relationship between Tucker or its stockholders and Bradley or any of its affiliates, directors or officers, or any associate of a director or officer of Bradley, except as described under the captions "SUMMARY--The Merger--Conflicts of Interest Arising from Benefits to Certain Directors and Officers of Tucker," "RISK FACTORS--Conflicts of Interest Arising from Benefits to Certain Tucker Directors and Officers," "THE MERGER--Conflicts of Interest Arising from Benefits to Certain Directors and Officers of Tucker" and "THE MERGER AGREEMENT--Indemnification" in Bradley's Registration Statement on Form S-4 (No. 33-64811) effective February 15, 1996 (the "Registration Statement").

     Tucker, which had elected to qualify as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), was a fully integrated real estate management and development company that owned, managed and developed commercial real estate. Upon effectiveness of the Merger, Bradley succeeded to Tucker's (a) 95.9% general partner interest in Tucker Operating Limited Partnership, through which Tucker owned its properties and conducted its business and (b) ownership of 100% of two insignificant corporate subsidiaries, and thereby effectively acquired Tucker's 14 properties, primarily community shopping centers, certain office equipment and other assets and the ownership, management and development of commercial real estate, described in the Registration Statement. Bradley intends to continue to use the acquired assets in the same manner and to conduct the same type of business as Tucker did prior to the Merger.

Item 7.   Financial Statements and Exhibits.
          ---------------------------------

     (a)  Financial statements of business acquired:
          -----------------------------------------

                         TUCKER PROPERTIES CORPORATION

                         Index to Financial Statements

                                                                                                                 Page
                                                                                                                 ----
Report of Independent Accountants                                                                                 4

Consolidated Balance Sheets, December 31, 1995 and 1994                                                           5

Consolidated Statements of Operations for the years ended December 31, 1995 and 1994                              6

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1995 and 1994                    7

Consolidated Statements of Cash Flows for the years ended December 31, 1995 and 1994                              8

Notes to Consolidated Financial Statements                                                                        9

                       REPORTS OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Tucker Properties Corporation:

     We have audited the consolidated balance sheets of Tucker Properties Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Tucker Properties Corporation management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As discussed in Note 11. Tucker Properties Corporation has entered into a merger agreement, subject to shareholder ratification, that if approved, would result in Tucker Properties Corporation being merged with and into Bradley Real Estate, Inc.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tucker Properties Corporation and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                                  COOPERS & LYBRAND L.L.P.

Chicago, Illinois
March 13, 1996

                          TUCKER PROPERTIES CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                        As of December 31, 1995 and 1994

                                                                              1995                      1994
                                                                         -------------              ------------
Assets:
     Properties, at cost:
         Land.....................................................        $ 63,132,436              $ 60,601,445
         Buildings and improvements...............................         258,048,684               243,846,038
                                                                          ------------              ------------
                                                                           321,181,120               304,447,483
         Less accumulated depreciation............................          26,354,532                16,939,008
                                                                          ------------              ------------
                                                                           294,826,588               287,508,475

     Construction in progress.....................................           3,044,788                 8,295,828
     Cash and cash equivalents....................................           3,344,096                 4,514,887
     Tenant accounts receivable, net..............................          12,113,006                12,596,993
     Due from affiliates..........................................             109,259                   283,596
     Deferred costs, net..........................................           5,752,586                 5,533,703
     Other assets.................................................           3,771,494                 3,559,060
                                                                          ------------              ------------

              Total assets........................................        $322,961,817              $322,292,542
                                                                          ============              ============

Liabilities:
     Mortgage notes payable and line of credit....................        $177,234,309              $164,412,573
     Accounts payable.............................................           2,196,868                 1,637,667
     Accrued liabilities..........................................          10,485,655                10,280,712
     Distributions payable........................................             --                      4,063,356
     Deferred revenue.............................................           1,960,898                   --
     Other liabilities............................................             980,093                   942,340
                                                                          ------------              ------------

              Total liabilities...................................         192,857,823               181,336,648
                                                                          ------------              ------------

Minority interests................................................           5,330,794                 5,771,920
                                                                          ------------              ------------

Stockholders' equity:
     Preferred stock, $.001 par value, 10 million
         shares authorized, no shares issued......................             --                        --
     Common stock, $.001 par value, 90 million
         shares authorized, 10,828,283 shares
         issued and outstanding...................................              10,828                    10,828
     Paid-in capital..............................................         155,224,309               155,224,309
     Distributions in excess of accumulated earnings                       (30,461,937)              (20,051,163)
                                                                          ------------              ------------
         Total stockholders' equity...............................         124,773,200               135,183,974
                                                                          ------------              ------------

     Total liabilities and stockholders' equity                           $322,961,817              $322,292,542
                                                                          ============              ============



    The accompanying notes are an integral part of these financial statements

                        TUCKER PROPERTIES CORPORATION

                    CONSOLIDATED STATEMENTS OF OPERATIONS

                For the years ended December 31, 1995 and 1994

                                                                            1995                  1994
                                                                        -----------            -----------
Revenue:

     Rental.......................................................      $36,239,073            $34,723,119
     Additional rents - expense reimbursements....................       13,484,603             13,357,655
     Other income.................................................        1,132,374              1,076,347
                                                                        -----------            -----------

              Total revenue.......................................       50,856,050             49,157,121
                                                                        -----------            -----------

Expenses:

     Real estate taxes............................................       10,482,757              9,921,570
     Repairs and maintenance......................................        1,421,172              1,045,165
     Other operating..............................................        6,802,243              6,059,209
     General and administrative...................................        3,066,362              3,017,610
     Interest.....................................................       13,345,988             10,512,639
     Bad debt expense.............................................          366,464                     --
     Provision for merger related expenses and write-downs........        2,236,113                     --
     Depreciation and amortization................................       11,458,170             10,356,658
                                                                        -----------            -----------

              Total expenses......................................       49,179,269             40,912,851
                                                                        -----------            -----------

Operating income..................................................        1,676,781              8,244,270

Income allocated to minority interests............................          (68,161)              (391,945)
                                                                        -----------            -----------

Net income........................................................      $ 1,608,620            $ 7,852,325
                                                                        ===========            ===========



    The accompanying notes are an integral part of these financial statements

                          TUCKER PROPERTIES CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 For the years ended December 31, 1995 and 1994

                                                                                                   Distributions
                                                          Common Stock                             In Excess of
                                                          ------------              Paid-In         Accumulated
                                                     Shares        Dollars          Capital           Earnings
                                                     ------        -------          -------        -------------
Balance, January 1, 1994....................       10,828,283       $10,828       $156,251,818       $(12,094,195)

Offering costs..............................                                       (1,027,509)
Net Income..................................                                                             7,852,325

Distributions declared,
($1.46 per share)...........................                                                          (15,809,293)
                                                   ----------       -------       ------------       ------------

Balance, December 31, 1994..................       10,828,283        10,828        155,224,309        (20,051,163)
Net Income..................................                                                             1,608,620

Distributions declared
($1.11 per share)...........................                                                          (12,019,394)
                                                   ----------       -------       ------------       ------------

Balance, December 31, 1995..................       10,828,283       $10,828       $155,224,309       $(30,461,937)
                                                   ==========       =======       ============       ============



    The accompanying notes are an integral part of these financial statements

                          TUCKER PROPERTIES CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                 For the years ended December 31, 1995 and 1994

                                                                             1995                     1994
                                                                         ------------             ------------
Cash flows from operating activities:
     Net income...................................................       $  1,608,620             $  7,852,325
     Adjustments to reconcile net income to net cash
         provided by operating activities:
         Income allocated to minority interests...................             68,161                  391,945
         Depreciation and amortization............................         11,458,170               10,356,658
         Bad debt expense.........................................            366,464                   --
         Provision for merger related expenses and write-downs              2,236,113                   --
     Net changes in assets and liabilities:
         Tenants accounts receivable..............................           (550,642)              (2,540,819)
         Due from affiliates......................................            174,337                  (37,942)
         Other assets.............................................         (1,780,382)                (375,005)
         Accounts payable.........................................            559,201               (1,004,891)
         Accrued liabilities......................................            204,943                2,007,775
         Due to affiliates........................................              --                    (121,757)
         Other liabilities........................................            398,651                  (30,893)
                                                                         ------------             ------------
              Net cash provided by operating activities...........         14,743,636               16,497,396
                                                                         ------------             ------------

Cash flows from investing activities:
     Purchase of properties.......................................             --                  (18,372,428)
     Additions  to properties.....................................         (4,246,416)              (4,384,282)
     Additions to deferred costs..................................         (1,060,650)                (786,791)
     Payment of development costs.................................         (6,283,164)              (7,926,231)
                                                                         ------------             -------------
              Cash used in investing activities...................        (11,590,230)             (31,469,732)
                                                                         ------------             -------------
Cash flows from financing activities:
     Payments of mortgage notes payable...........................        (11,973,750)                   --
     Proceeds from mortgage notes payable.........................         19,650,000               13,500,000
     Principal payments on mortgage note payable..................            (70,064)                   --
     Borrowings under line of credit..............................          7,215,550               20,560,153
     Repayments of lines of credit................................         (2,000,000)              (4,000,000)
     Payment of offering costs....................................             --                     (502,509)
     Distributions paid...........................................        (15,917,576)             (15,376,162)
     Distributions paid to minority interests.....................           (674,461)                (710,391)
     Additions to deferred loan costs.............................           (553,896)                (446,060)
                                                                         ------------             -------------
              Net cash provided by financing activities...........         (4,324,197)              13,025,031
                                                                         ------------             ------------
     Decrease in cash and cash equivalents........................         (1,170,791)              (1,947,305)
     Cash and cash equivalents, beginning of period...............          4,514,887                6,462,192
                                                                         ------------             ------------
     Cash and cash equivalents, end of period.....................       $  3,344,096             $  4,514,887
                                                                         ============             ============


    The accompanying notes are an integral part of these financial statements

                          TUCKER PROPERTIES CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION AND BASIS OF PRESENTATION

     Organization

     Tucker Properties Corporation ("Tucker"), a Maryland corporation, was formed May 28, 1993. Tucker completed a public offering of 10,720,000 shares of common stock and through a wholly-owned subsidiary issued $100,000,000 of mortgage notes payable (see Note 3) as of October 12, 1993 (the "Public Offering"). Tucker is the successor entity to The Tucker Companies Inc. ("TTC"), its affiliates and related real estate entities (together the "Predecessor Business") and is engaged in the management, operation, leasing, acquisition, development, investment in and disposition of neighborhood, community and regional shopping centers. Tucker also owns and operates a mid-rise urban mixed-use office and retail building and provides services for shopping centers owned by third parties and affiliates.

     The owners and certain employees of the Predecessor Business (the "Predecessor Business Owners" or "Tucker Investors") who were general and limited partners in the entities contributed their properties to an operating partnership, Tucker Operating Limited Partnership ("TOLP"), at the time of the public offering. The Predecessor Business Owners received 567,000 operating partnership units ("OP Units") in return for the properties contributed to TOLP. The OP Units are convertible into common shares of Tucker on a one-for-one basis. Kenneth Tucker, Chairman of Tucker, immediately converted 108,183 OP Units into shares of Tucker's common stock. After such conversion, there are 10,828,283 shares of Tucker's common stock outstanding and the Predecessor Business Owners hold 458,817 OP Units or approximately 4.1% of the OP Units outstanding. Tucker then purchased the sole general partner interests of approximately 95.9% in TOLP utilizing the proceeds of the Public Offering. Tucker has operated as a REIT for the years ended December 31, 1995 and 1994 under the Code.

     Basis of Presentation

     The consolidated financial statements of Tucker include the accounts and operations of Tucker, TOLP, Tucker Financing Partnership ("TFP"), and its general partnership interest in the joint venture that owns Williamson Square Shopping Center which is held through TOLP. Due to Tucker's ability as general partner to directly or indirectly control each of these subsidiaries, each is consolidated for financial reporting purposes. TOLP and TFP together own six properties formerly held by the Predecessor Business, the three properties formerly held as equity investments, one property acquired at the time of the Public Offering, two properties acquired in December 1993, one property acquired in June 1994 and a property still under development, a portion of which was opened in 1995.

     Tucker provides leasing and management services to third parties through its affiliate Tucker Management Limited Partnership ("TMLP"). Tucker holds a 40% limited partnership interest in TMLP and Tucker Management Corp. ("TMC") holds a 60% general partnership interest. TOLP owns 8% of the voting common stock and 95% of the nonvoting preferred stock of TMC and Kenneth and Richard Tucker own 92% of the voting common stock and 5% of the nonvoting preferred stock. Tucker accounts for its interests in TMLP and TMC on the equity basis with its income from TMLP and TMC included in "Other Income" on the Statements of Operations.

     All significant intercompany balances and transactions between Tucker and its consolidated affiliates have been eliminated.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Business

     Tucker Properties Corporation is engaged in the ownership and operation of thirteen community shopping centers which serve neighborhood and community markets in Illinois, Indiana, Kentucky, Tennessee and Wisconsin, and one mixed-use property in Chicago, Illinois. Property retail tenants typically sell day-to-day and value-oriented merchandise rather than high-priced luxury items. While no one tenant generates more than 11% of Tucker's total rental revenue, Tucker remains susceptible to the level of retail sales and the general business conditions and failures of its tenants. Significant reduction of sales could prove to have a material affect on the tenant's ability to maintain financial stability which could lead to a default of their leases.

     Estimates and Assumptions

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results may vary from those estimates.

     Properties

     Properties are stated at the lower of cost or fair value. Costs are capitalized as incurred for the acquisition, development, construction and improvement of properties. Interest and real estate taxes incurred during construction are capitalized and amortized on the same basis as the related assets. Maintenance and repairs are charged to expense as incurred.


     Depreciation expense is computed principally using the straight-line method over the original estimated useful lives:

        Buildings.......................... 31.5 years
        Improvements....................... shorter of lease term of useful life


     In 1995, Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" was issued. SFAS No. 121, which establishes accounting standards for the evaluation of potential impairment of such assets, was adopted by Tucker as of January 1, 1995, and did not have a material impact on the financial position or results of operations of Tucker. Properties are evaluated for impairment when conditions exist, but not less than annually, which may indicate that it is probable that the sum of expected future undiscounted cash flows from a property are less than its cost. Upon determination that a permanent impairment has occurred, properties are reduced to their fair value.

     Deferred Costs

     Deferred costs, consisting principally of financing fees and leasing commissions, are amortized over the terms of the respective agreements.

     Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures about the fair value of financial instruments whether or not such instruments are recognizable in the balance sheet. Tucker's financial instruments include cash equivalents, tenant accounts receivable, accounts payable, accrued liabilities, mortgage notes payable, and line of credit. The fair values of these financial instruments were not materially different from their carrying or contract value.

     Revenue Recognition

     Minimum rentals are recognized on a straight-line basis over the term of the related leases. As of December 31, 1995 and 1994, the deferred and unbilled rents included in tenant accounts receivable approximated $7,315,000 and $6,903,000, respectively. Additional rents from expense reimbursements for common area maintenance expenses and certain other expenses are recognized in the period in which the related expenses are incurred. Percentage rent is recognized on the accrual basis based on reported tenant sales. Percentage rent for the years ended December 31, 1995 and 1994 was approximately $888,000 and $614,000, respectively.

     Beginning in 1995, Tucker began establishing an unallocated general reserve to supplement specific reserves previously established. As a result of recording this general reserve, Tucker recognized bad debt expense of $366,464 in 1995. Accounts receivable in the accompanying balance sheets are shown net of an allowance for doubtful accounts of $472,464 and $106,000 as of December 31, 1995 and 1994, respectively.

     Cash and Cash Equivalents

     Tucker considers all demand and money market accounts with an original maturity of three months or less when purchased to be cash equivalents. The carrying amount of these items approximates their fair value due to the short maturity of these investments.

     Income Taxes

     Tucker has operated as a REIT during 1995 and 1994 under the Code. As such, no federal or state income taxes are payable by Tucker and none have been provided for in the financial statements.

     Minority Interests

     The Predecessor Business Owners own an approximate 4.1% limited partnership interest in TOLP, which either directly or through subsidiaries, owns and operates the properties and other activities of Tucker. TOLP owns a 99% general partnership interest in TFP and the other 1% general partnership interest in TFP is held by Tucker Financing Corporation ("TFC"), a wholly-owned subsidiary of Tucker. TOLP owns a 60% general partnership interest in the joint venture that owns Williamson Square Shopping Center. The minority interests included in the accompanying statements include the Predecessor Business Owners' approximate 4.1% interest in TOLP and the minority partner's 40% interest in Williamson Square Shopping Center, which interests reflect the contributions and distributions of capital or cash flows and profits or loss allocations attributed to the respective minority owners.

     Construction In Progress

     Under the terms of a redevelopment agreement with the Village of Chicago Ridge, in 1995 Tucker received title to certain land and a commitment from the village to fund certain demolition and improvement costs related to the land. The agreement requires Tucker to develop the land to include retail space and related parking. Costs in excess of funds committed by the village will be paid by Tucker. The land, as improved, has been recorded in construction in progress at December 31, 1995 at its estimated fair value of $1.6 million and the related revenue resulting from such contribution has been deferred and will be amortized over the initial non-cancelable twenty-year term of the land lease with the property's initial tenant.

     Tucker capitalizes all costs incurred during development (including but not limited to real estate taxes, insurance and interest) until the project is completed. Construction in progress also includes a portion of the Rollins Crossing property (approximately $.3 million) which is under development at December 31, 1995 and certain of the Speedway Outlots (approximately $1.1 million) which are being held for future development.

Reclassifications

     Certain reclassifications have been made to the previously presented 1994 financial statements to conform with the 1995 financial statement presentation. These reclassifications did not change the 1994 operating results.

(3)  MORTGAGE NOTES PAYABLE

     As part of the Public Offering, TFP, a wholly-owned subsidiary of Tucker, issued mortgage notes in the principal amount of $100.0 million. In June 1994, TFP exchanged the original mortgage notes for mortgage notes of equal principal amounts, which were issued pursuant to an Indenture dated as of June 1, 1994 between TFP, Bankers Trust Company, as initial servicer, and Bankers Trust Company of California, N.A., as trustee (the "Tucker REMIC"). At the same time, Kidder Peabody Acceptance Corporation I sold six classes of pass-through certificates evidencing the entire beneficial ownership interest of a trust fund consisting primarily of the mortgage notes and related instruments evidencing the lender's security interest in the related collateral. The mortgage notes mature in September 2000 and require monthly interest-only payments at 7.3% per annum. The mortgage notes are recourse only to the assets of TFP and are collateralized by separate cross-collateralized, cross-defaulted first mortgage liens on each of the properties owned by TFP (Commons of Crystal Lake, Heritage Square, Sheridan Village, Speedway SuperCenter, Washington-Lawndale Commons and One North State) and by an assignment of all of TFP's interest in the rents and the leases at each of these properties.


                                                                                        1995                      1994
                                                                                    ------------              ------------
Mortgage notes payable.....................................................         $100,000,000              $100,000,000

Non-recourse mortgage note payable collateralized by Williamson
Square in Franklin, Tennessee. In July 1995, the existing mortgage note was refinanced with USG Annuity and Life Company. A
portion of the proceeds from the new $13,150,000 loan was used to repay the existing mortgage note of $11,973,750. The new loan bears interest at 8% per annum and requires monthly principal and interest payments of $101,494 through maturity of August 1, 2005.
Fees of $216,758 incurred in connection with the refinancing are being amortized over the term of the loan. Tucker, through
TOLP, holds a 60% interest in the Center through a joint venture
with a non-affiliated third party..........................................           13,079,936                11,973,750

Non-recourse mortgage note payable collateralized by Mequon
Pavilions in Mequon, Wisconsin. The initial maturity date
of December 31, 1995 was extended to June 30, 1996.
Interest only is payable at LIBOR plus 2.75% through
June 30, 1996. The interest rate on the loan was 8.625%
at December 31, 1995.......................................................           13,500,000                13,500,000

Construction loan collateralized by the Rollins Crossing
development in Round Lake Beach, Illinois. Interest only is
payable at LIBOR plus 2.75% through August 31, 1997, the
maturity date of the loan. The maturity date may be extended for two successive one-year periods to August 31, 1999. The
interest rate on the loan was 8.625% at December 31, 1995.
TOLP may borrow up to $12.5 million pursuant to the terms of the loan under certain conditions. Tucker has guaranteed
repayment of amounts outstanding on this loan..............................            6,500,000                   N/A
                                                                                    ------------              ------------

         Total mortgage notes payable......................................         $133,079,936              $125,473,750
                                                                                    ============              ============


        Principal payments on the above described mortgage notes in each of the five years subsequent to December 31, 1995 are approximately as follows:

                           1996...............................     $  13,678,000
                           1997...............................         6,693,000
                           1998...............................           209,000
                           1999...............................           226,000
                           2000...............................       100,245,000

        Management has determined that the year-end carrying amounts of these mortgage notes payable approximate their fair value given their terms and maturities and the current rates available in the market to Tucker for comparable debt.

(4)     LINE OF CREDIT

        TOLP has established a revolving line of credit with The First National Bank of Boston ("FNBB") for a total commitment of $48.0 million. As of December 31, 1995 and 1994, approximately $44.2 and $38.9 million, respectively, has been drawn on the line of credit. In addition, approximately $.579 million is restricted to support a letter of credit which was issued in conjunction with the Rollins Crossing development. Under the original agreement, interest only was payable to the initial maturity on December 21, 1995. Interest is calculated at the FNBB base rate plus .5% or the Eurodollar rate plus 2.25% as selected by TOLP subject to certain restrictions. The interest rate on these borrowings at December 31, 1995 was 8.19%. In addition to interest, an annual facility fee shall be paid equal to .25% times the difference between the total commitment and the outstanding line balance. Under the original agreement, the maturity date could have been extended three years to December 21, 1998 subject to certain conditions including the payment of an extension fee equal to .5% of the outstanding line balance at initial maturity with monthly principal payments required equal to 1/300th of the prior month's outstanding principal balance. On December 21, 1995, the agreement was amended to provide for an initial extension to June 30, 1996 requiring interest only through such date. If this line of credit cannot be renewed or replaced with another financing source, there may be a disruptive effect on the operations of Tucker. Tucker paid an extension fee of $62,500 and is obligated to pay an additional $62,500 unless the line is repaid prior to March 31, 1996. The line of credit is collateralized by the assets of TOLP. Borrowings under the line of credit are subject to certain covenants the most restrictive of which require minimum tangible net worth and working capital levels. Management has determined that the year-end carrying amount drawn on the line of credit approximates the fair value of such borrowings given the terms and maturity and the current rates available in the market to Tucker for comparable debt.

        As of December 31, 1995 Tucker was in default of one of the financial covenants for the line of credit. Subsequent to year-end, Tucker received a waiver from FNBB waiving the default of this covenant through March 31, 1996 subject to Tucker satisfying certain conditions.

(5)     TRANSACTIONS WITH AFFILIATES

        TMLP earns income from third party management and leasing contracts. Under the terms of the management contract relating to Washington Square Mall ("WSM"), which is owned by affiliates of TTC, TMLP earned management and leasing fees totaling approximately $216,000 in 1995 and approximately $473,000 in 1994. The management contract relating to WSM ceased in September 1995. In addition, Tucker previously had an option to acquire One Schaumburg Place ("OSP") but did not exercise the option as the property did not meet Tucker's investment criteria. In March 1995, OSP was taken back by the mortgage holder and concurrently therewith, Tucker lost its purchase option and TMLP lost its management and leasing contracts. Under the terms of the management contract relating to OSP, TMLP earned management and leasing fees totaling approximately $37,000 in 1995 and approximately $232,000 in 1994.

        The income allocable to Tucker from its equity interests in TMLP and TMC, aggregating $8,746 in 1995 and $168,876 in 1994, were recorded in Other income in the 1995 and 1994 Statement of Operations, respectively.

        Net amounts due from affiliates as of December 31, 1995 and 1994 were as follows:

                                                 1995            1994
                                               --------        --------
        Due from affiliates...............     $109,259        $283,596
                                               ========        ========

        TTC, the sole shareholder of which is Kenneth L. Tucker, was paid a fee of $400,000 in April 1994 for efforts in reducing the cost of acquiring the land for the Rollins Crossing development. This fee was capitalized as part of the total land cost.

(6)     RENTAL OPERATIONS

        Space in the shopping centers and the mixed-use retail and office building is leased to various tenants under operating leases which generally provide tenant renewal options. The following table sets forth occupancy percentages for the properties as of December 31, 1995:

                                                        Percentage of
                                                    Gross Leasable Area
                                                           Leased
             Property Name                              (Unaudited)
             -------------                          -------------------
        Commons of Chicago Ridge..........                   76%
        Commons of Crystal Lake...........                   98%
        Heritage Square...................                  100%
        High Point Centre.................                  100%
        Meadows Town Mall.................                   81%
        Mequon Pavilions..................                   97%
        One North State...................                   95%
        Rollins Crossing..................                  100%
        Sheridan Village..................                   97%
        Speedway SuperCenter and Outlots..                   98%
        Village Shopping Center...........                   98%
        Washington-Lawndale Commons.......                   99%
        Stony Brook Shopping Center.......                   96%
        Williamson Square.................                   89%

        As of December 31, 1995, the approximate minimum future rentals to be received under noncancelable leases are as follows:

        1996...............................     $  34,304,000
        1997...............................        32,694,000
        1998...............................        30,479,000
        1999...............................        27,653,000
        2000...............................        26,053,000
        Thereafter.........................       113,093,000
                                                 ------------

                                                 $264,276,000
                                                 ============

        Minimum future rentals do not include amounts which may be received from certain tenants based upon a percentage of their gross sales or as a reimbursement of property operating expenses.

        One major tenant individually accounted for more than 10% of Tucker's total rental revenue for the years ended December 31, 1995 and 1994. In addition, the same tenant accounted for more than 10% of Tucker's minimum future rentals as of December 31, 1995.

                                                                  Minimum
                                                                   Future
                                                 1995    1994      Rentals
                                                 ----    ----     --------
        Tenant A...........................       11%     12%        11%

        Approximately 4% of Tucker's total rental revenue for the year ended December 31, 1995 was generated by the lease of one tenant at One North State. The lease does not contain renewal options and the tenant has the right to cancel the lease as of April 1, 1998, provided it gives notice by April 1, 1996, pays all rent as it becomes due for the period April 1, 1996 to March 31, 1998, and pays a specified cancellation fee of $1.8 million on April 1, 1996 to be utilized for subsequent tenants' improvements. This tenant has indicated that it will move out of this space prior to the expiration of the lease, but has not yet specified whether or not it will exercise its early termination right.

(7)     DEFERRED COSTS

        Deferred costs, net as of December 31, 1995 and 1994, are summarized as follows:

                                                          1995         1994
                                                      -----------   -----------
        Deferred financing costs...................   $ 3,915,238   $ 3,361,342
        Deferred leasing commissions,
          including those earned by TTC                 4,347,002     3,577,090
        Other......................................       741,598       582,930
                                                      -----------   -----------
                                                        9,003,838     7,521,362
        Accumulated amortization...................    (3,251,252)   (1,987,659)
                                                      -----------   -----------

                                                      $ 5,752,586   $ 5,533,703
                                                      ===========   ===========

        Amortization of financing costs charged to expense in 1995 and 1994 was $798,146 and $733,601, respectively, while amortization of leasing commissions charged to expense in 1995 and 1994 was $450,368 and $463,366, respectively. The amortization of other costs in 1995 and 1994 was $147,149 and $81,031, respectively.

(8)     SUPPLEMENTAL CASH FLOW DISCLOSURE

        During 1994, $369,597 in pre-development costs associated with Rollins Crossing were reclassified from other assets to construction in progress. This reclassification had a non-cash effect on Tucker's balance sheet. Also during 1994, tenant improvement costs of $1,139,863 were funded from the tenant improvement escrow which is classified as Other assets. This amount has been offset against the additions to properties in the 1994 Statement of Cash Flows.

        During 1995, approximately $6.9 million of assets placed in service at Rollins Crossing and Speedway Outlots were reclassified from construction in progress to land, building and improvements. This reclassification had a non-cash effect on Tucker's balance sheet.

        Supplemental disclosure of cash flow information.          1995            1994
                                                               -----------      -----------
            Interest paid................................      $13,035,688      $10,346,488
                                                               ===========      ===========
            Interest capitalized.........................      $   321,739      $   350,810
                                                               ============     ===========

(9)     STOCK OPTION PLAN

        Tucker has adopted the 1993 Share Option Plan (the "Plan") for the purpose of attracting and retaining Tucker's directors, officers and other employees. Originally, a maximum of 560,000 shares was reserved for issuance under the Plan to allow for the grant of incentive and non-qualified options and for the right of an option holder to elect to receive in cash or shares an amount equal to the excess of the fair market value of the shares subject to an incentive or non-qualified option over the exercise price of the shares, which right can be exercised instead of (but not in addition to) its relative incentive or non-qualified option.

        Options are to be granted by the Compensation Committee of the Board of Directors at an exercise of price of not less than 100% of the fair market value of the common stock on the date of grant. The term of the option shall be fixed by the Compensation Committee, but no option shall be exercisable more than 10 years after the date of grant.

        In November 1993, following the Public Offering, executive officers and directors of Tucker were granted incentive stock options to purchase 560,000 shares of common stock at $18 per share. The term of each option granted is ten years from the date of grant. In 1995, 50,000 additional stock options were granted pursuant to approval by the shareholders at the 1995 Annual Meeting of Stockholders. At December 31, 1995, 610,000 options for shares were outstanding. Pursuant to the terms of the merger agreement with Bradley as described in Note 11 below, these options will be terminated.

(10)    CONTINGENCIES

        Certain of the properties owned by Tucker underwent Phase I and Phase II assessments in connection with the Public Offering. Tucker does not believe that the results of any of these assessments indicate a material obligation of Tucker. In addition, a Phase II assessment conducted in 1993 at the Commons of Chicago Ridge indicated the presence of certain soil and ground water contaminants at levels that might require some form of action in the future to remediate the contaminants. Tucker is not presently able to determine the extent of the liability, if any related to such remediation and as such no liability has been reflected in the financial statements. Certain members of Tucker's management have also agreed to indemnify Tucker with respect to any remediation at Chicago Ridge for ten years after the Public Offering. Tucker has not recorded a receivable related to this guarantee.

(11)    MERGER AGREEMENT AND PROVISION FOR MERGER RELATED EXPENSES AND
        WRITE-DOWNS

        On October 30, 1995, Tucker entered into an Agreement and Plan of Merger (the "Agreement") with Bradley Real Estate, Inc. ("Bradley") and certain other related agreements, providing for the merger (the "Merger") of Tucker with and into Bradley and certain related transactions. The consummation of the Merger is subject to certain conditions, including approval of the Merger by the stockholders of Tucker and Bradley at separate special stockholder meetings on March 14, 1996.

        Pursuant to the Agreement, at the effective time of the Merger (the "Effective Time"), if the average closing price of a share of common stock, par value $.01 per share, of Bradley (the "Bradley Common Stock") over the 20 trading days immediately preceding the fifth day prior to the date of the closing of the Merger (the "Bradley Closing Price") is $16 or greater, each outstanding share of common stock, par value $.001 per share of Tucker, (the "Tucker Common Stock") will be converted into the right to receive 0.665 of a share of Bradley Common Stock. If the Bradley Closing Price, at the Effective Time, is less than $16 per share but more than $15.50 per share, then each outstanding share of Tucker Common Stock will be converted into the right to receive the percentage of a share of Bradley Common Stock (determined to the nearest one-thousandth of a share) as is determined by dividing $10.64 by the Bradley Closing Price; and, in the event that at the Effective time, the Bradley Closing Price is $15.50 per share or less, then each outstanding share of Tucker Common Stock will be converted into the right to receive 0.686 of a share of Bradley Common Stock.

        As a result of the Merger, Bradley will acquire the 95.9% general partnership interest of Tucker in TOLP and will become the sole general partner of TOLP. At the Effective Time, the Agreement of Limited Partnership of TOLP will be amended and restated pursuant to the terms of the Agreement. In connection with entering into the Agreement, Tucker adopted a severance plan for certain of its employees and entered into severance agreements with certain of its officers. Kenneth L. Tucker, President and Chairman of the Board of Tucker, has agreed to enter into a consulting agreement with Bradley for a period of three years pursuant to which Mr. Tucker will advise Bradley on retail real estate matters. In connection with the merger, TFC, or its assets, will be acquired by Bradley, or a wholly owned affiliate of Bradley, to be known as Bradley Financing Corporation ("BFC"). In addition, TFP will change its name to Bradley Financing Partnership, and will be owned 99% by Bradley Operating Limited Partnership (the successor to TOLP) and 1% by BFC.

        In conjunction with this announcement, Tucker recognized a provision for merger related expenses and write-downs during 1995. This provision consists of the write-off of certain costs incurred to-date related to the merger (approximately $1.1 million), the write-off of capitalized costs related to certain development projects which will not be pursued by the merged organization (approximately $.5 million) and the write-off of certain receivables (approximately $.6 million). The provision for these items totaled approximately $2.2 million.

(12)    PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

        Due to the acquisition of Mequon Pavilions in June 1994, the historical results for the year ended December 31, 1994 are not comparable to the current period.

        The following pro forma information was prepared as if the acquisition of the Mequon Pavilions had occurred on January 1, 1994. The pro forma financial information is based upon the historical consolidated financial statements and is not necessarily indicative of the consolidated results which actually would have occurred if the transaction had been consummated at the beginning of 1994 nor does it purport to represent the results of operations for future periods.


                                                                               For the year ended
                                                                                December 31, 1994
                                                                   -----------------------------------------
                                                                   (in thousands, except for per share data)
         Total revenues.......................................                          $50,564
                                                                                        -------
         Expenses:
              Operating expenses..............................                           16,467
              Interest expense................................                           11,112
              General and administrative......................                            4,013
              Depreciation and amortization...................                           10,607
                                                                                        -------
                  Total.......................................                           42,199
                                                                                        -------

         Income before minority interests allocation..........                            8,365
         Income allocated to minority interests...............                             (397)
                                                                                        -------

         Net income...........................................                          $ 7,968
                                                                                        =======
         Net Income per share (A).............................                          $   .74
                                                                                        =======

(A)     Based upon 10,828,283 common shares outstanding

(13)    SUBSEQUENT EVENT

        On February 15, 1996, the Board of Directors declared a first quarter distribution of $.25 per share payable March 13, 1996 to the holders of common stock (or OP units) of record at the close of business on March 11, 1996.

        (b)    Pro Forma financial information:
               -------------------------------

                          BRADLEY REAL ESTATE, INC.
                 PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1995
                                 (UNAUDITED)

        During the period from January 1, 1995 to December 31, 1995, Bradley acquired one property. The acquisition was funded with the assumption of approximately $2,100,000 of mortgage debt and the cash proceeds from the sale of 182,500 shares of Bradley Common Stock at a price of $17 per share to the former owner of the property. Also during the period January 1, 1995 to December 31, 1995, Bradley acquired the REIT advisory business of its long-standing external advisor and completed a public offering of 2,500,000 shares of Bradley Common Stock (the "July Offering") at a price of $16 per share. Net proceeds from the July Offering were approximately $37,405,000, of which $32,600,000 was used to pay down Bradley's existing line of credit, $4,712,000 was used to pay off the non-recourse mortgages assumed in November 1994 upon the acquisition of a property and the balance was used for general business purposes.

        This unaudited Pro Forma Condensed Statement of Operations is presented as if the Bradley acquisitions described above, the July Offering and the Merger had been consummated on January 1, 1995 and with Bradley qualifying as a REIT, distributing all of its taxable income and, therefore, incurring no federal income tax expense during the period January 1, 1995 through December 31, 1995. The Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of these transactions have been made.

        This unaudited Pro Forma Condensed Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual results of operations of Bradley would have been for the period presented, nor does it purport to represent the results to be achieved in future periods.

        References herein to the "Surviving Company" are to Bradley after the consummation of the Merger.

                                                                  Year Ended December 31, 1995
                                            ===================================================================
                                                                                 Pro Forma              Bradley
                                            Bradley          Tucker               Merger                  as
                                         Pro Forma(A)     Historical(B)         Adjustments            Adjusted
                                         ------------     -------------         -----------            --------
                                                              (In thousands except per share data)
Income:
     Rental income....................      $36,898           $49,724              $   --                $86,622
     Other income.....................          168             1,132                   --                 1,300
                                            -------           -------              -------               -------
       Total revenue..................       37,066            50,856                   --                87,922
                                            -------           -------              -------               -------

Expenses:
     Operations, maintenance
       and management.................        5,869             8,590                   --                14,459
     Real estate taxes................        8,741            10,483                   --                19,224
     Mortgage and other interest......        3,579            13,346                  147(C)             17,072
     Depreciation and amortization....        7,406            11,458               (4,672)(D)            14,192
     Administrative and general.......        1,535             3,066               (1,400)(E)             3,201
     Provision for merger related
       expenses and write-downs.......           --             2,236               (1,568)(F)               668
                                            -------           -------              -------               -------
       Total expenses.................       27,130            49,179               (7,493)               68,816
                                            -------           -------              -------               -------

Income before allocation to
     minority interest................        9,936             1,677                7,493                19,106

Income allocated to minority
     interest.........................           --               (68)                  --                   (68)
                                            -------           -------              -------               -------

Net income............................      $ 9,936           $ 1,609              $ 7,493               $19,038
                                            =======           =======              =======               =======

Per share data:
     Net income.......................      $   .89           $   .15                                    $  1.02
     Weighted average number of
       shares outstanding.............       11,167            10,828                                     18,595

- -----------------
(A) See page 21 for computation of pro forma adjustments to reflect prior Bradley transactions.

(B) Represents historical operating results as reported by Tucker for the year ended December 31, 1995.

(C) Represents the result of interest on borrowings estimated for payment of fees and expenses related to the Merger of approximately $8,500,000, at an interest rate of 7.25% which was Bradley's borrowing rate at March 15, 1996, net of the accretion on a $2.2 million premium on the Tucker REMIC resulting from the adjustment of the debt to fair value.


(D) Depreciation and amortization changes relate to recording Tucker's properties at Bradley's purchase price, the related depreciation utilizing an estimated useful life of 39 years and a depreciable basis of approximately $235,000,000, and the elimination of historical amortization of certain Tucker deferred assets in accordance with the purchase method of accounting, as follows (in thousands):

                  Pro forma depreciation expense
                    ($235,000,000 over 39 years)................................       $  6,034
                  Tucker depreciation...........................................        (10,062)
                  Tucker amortization of deferred loan and organization.........           (644)
                                                                                       --------
                  Pro forma adjustment..........................................       $ (4,672)
                                                                                       ========

(E) Represents general and administrative cost savings which have been estimated based upon historical costs for those items which will be eliminated as a result of the Merger, as follows (in thousands):



                  Salaries and benefits....................................           $  700
                  Professional fees........................................              400
                  D&O insurance and director fees..........................              200
                  Other....................................................              100
                                                                                      ------
                  Pro forma adjustment.....................................           $1,400
                                                                                      ======



(F) Represents the elimination of the write-offs of approximately $1,069,000 representing costs incurred related to the Merger and approximately $499,000 representing capitalized costs related to certain development projects which will not be pursued by the Surviving Company.


PRO FORMA ADJUSTMENTS TO REFLECT PRIOR BRADLEY TRANSACTIONS:

                                                                            Bradley
                                               ================================================================
                                                                   Year Ended December 31, 1995
                                               ================================================================
                                                                (In thousands except per share data)

                                                                   Acquisition          Stock
                                                Historical       Adjustments(A)       Offering         Pro Forma
                                                ----------       --------------       --------         ---------
Income:
     Rental income........................        $36,405               $493            $   --          $36,898
     Other income.........................            167                  1                --              168
                                                  -------               ----            ------          -------
       Total revenue......................         36,572                494                --           37,066
                                                  -------               ----            ------          -------

Expenses:
     Operations, maintenance
       and management.....................          5,858                 11                --            5,869
     Real estate taxes....................          8,726                 15                --            8,741
     Mortgage and other interest..........          4,705                168            (1,294)(B)        3,579
     Depreciation and amortization                  7,317                 89                --            7,406
     Administrative and general...........          1,535                 --                --            1,535
                                                  -------               ----            ------          -------
       Total expenses.....................         28,141                283            (1,294)          27,130
                                                  -------               ----             -----          -------

Net income................................        $ 8,431               $211            $1,294          $ 9,936
                                                  =======               ====            ======          =======

Per share data:

     Net income...........................        $   .85                                               $   .89
     Weighted average number of
       shares outstanding.................          9,864                                                11,167

- -----------------

(A) Increase represents historical operating revenues and expenses for the year ended December 31, 1995 for the property acquired during 1995 for the period during which Bradley did not own it.

(B) Decrease reflects the use of $32,600,000 of proceeds from the July Offering applied to the line of credit at an interest rate of 7.938%, as if the July Offering occurred on January 1, 1995.


                          BRADLEY REAL ESTATE, INC.
                      PRO FORMA CONDENSED BALANCE SHEET
                              DECEMBER 31, 1995
                                 (UNAUDITED)

        This unaudited Pro Forma Condensed Balance Sheet is presented as if the Merger had been consummated on December 31, 1995. The Merger has been accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of Bradley's management, all adjustments necessary to reflect the effects of this transaction have been made.


        This unaudited Pro Forma Condensed Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual financial position of Bradley would have been at December 31, 1995, nor does it purport to represent the future financial position of Bradley.


                                                                              Pro Forma           Bradley
                                             Bradley          Tucker            Merger              As
                                            Historical       Historical      Adjustments(A)       Adjusted
                                           -----------       ---------       -------------        -------
                                                          (In thousands except per share data)
       Assets
       ------
Real estate investments, at cost             $187,553         $321,181          $(26,367)(B)       $482,367
Accumulated depreciation and
   amortization......................          27,591           26,354           (26,354)(B)         27,591
                                              -------         --------          --------           --------
Net real estate investments..........         159,962          294,827               (13)           454,776

Construction in progress.............           1,852            3,045                --              4,897
Cash and cash equivalents............             697            3,344                --              4,041
Rents and other receivables, net                8,671           12,113            (8,063)(C)         12,721
Unamortized buyout of contract, net             4,372               --                --              4,372
Due from affiliates..................              --              109                --                109
Deferred charges and prepaid expenses,
   net...............................           4,991            5,753            (3,979)(D)          6,765
Other assets.........................              --            3,771              (296)(E)          3,475
                                             --------         --------          --------           --------

   Total assets......................        $180,545         $322,962          $(12,351)          $491,156
                                             ========         ========          ========           ========

       Liabilities
       -----------

Mortgage loans.......................        $ 24,794         $133,080             2,231(F)        $160,105
Lines of credit......................          14,600           44,154             7,431(G)          66,185
Accounts payable and accrued liabilities        6,053           12,682               --              18,735
Other liabilities....................              --            2,942               --               2,942
                                             --------         --------          -------            --------

   Total liabilities.................          45,447          192,858             9,662            247,967
                                             --------         --------          --------           --------

Minority interests...................              --            5,331              (937)(H)          4,394
                                             --------         --------          --------           --------

       Stockholders' Equity
       ---------------------

Shares of common stock...............             112               11                63(I)             186
Paid-in capital......................         148,407          155,224           (51,601)(I)        252,030
Distributions in excess of accumulated
   earnings..........................         (13,421)         (30,462)           30,462(I)         (13,421)
                                             --------         --------          --------           --------
   Total stockholders' equity........         135,098          124,773           (21,076)           238,795
                                             --------         --------          --------           --------

   Total liabilities and stockholders'
     equity..........................        $180,545         $322,962          $(12,351)          $491,156
                                             ========         ========          ========           ========


- -------------------

                                      22


(A) Represents adjustments to record the Merger in accordance with the purchase method of accounting, based upon a purchase price of approximately $305,056,000, which assumes a value of $13.96 per share of Bradley Common Stock, computed as follows (in thousands):

                  Issuance of Bradley Common Stock......................................          $103,698
                  Assumption of Tucker liabilities......................................           192,858
                  Merger costs..........................................................             8,500
                                                                                                  --------
                                                                                                  $305,056
                                                                                                  ========

(B) Decrease in net book value of the Tucker real estate assets is based upon Bradley's purchase price.

(C) Write-off of the portion of the Tucker accounts receivable primarily representing deferred rents arising from Tucker's recognition of rental income on a straight-line basis in accordance with generally accepted accounting principles. The Surviving Company will recognize rental income on a straight-line basis over the remaining terms of the Tucker leases.


(D) Represents the elimination of certain deferred charges in accordance with the purchase method of accounting. In conjunction with Pro Forma
        Merger Adjustment (F), the write-off of the deferred loan costs serves to adjust the nominal interest rate on the remaining Tucker outstanding debt to a current market rate as of December 31, 1995. Organization costs which were deemed to have no future value to the Surviving Company were also written-off in accordance with the purchase method of accounting. The amounts represented by these adjustments are summarized below (in thousands):

                  Loan costs............................................................            $ 3,915
                  Organization costs....................................................                142
                  Less accumulated amortization.........................................             (1,389)
                                                                                                    -------
                                                                                                      2,668

                  Merger related costs paid to date by Bradley..........................              1,311
                                                                                                    -------
                                                                                                    $ 3,979
                                                                                                    =======

(E) Represents capitalized costs related to a development project not expected to be pursued by the Surviving Company.

(F) To reflect a premium adjustment to the Tucker outstanding debt to a current market rate. The adjustment primarily reflects the effect of adjusting the $100 million REMIC with a stated rate of 7.3% to an effective rate of 6.75%.


(G) Estimated payments for fees and expenses related to the Merger as follows
(in thousands):
                  Legal and accounting..................................................       $ 2,400
                  Investment advisory fees..............................................         2,025
                  Termination and severance.............................................         1,700
                  D&O insurance.........................................................           650
                  Real estate due diligence and closing costs...........................           425
                  Printing and filing fees..............................................           350
                  Other.................................................................           950
                                                                                               -------
                                                                                                 8,500
                  Less costs paid to date by Tucker.....................................        (1,069)
                                                                                               -------
                                                                                               $ 7,431
                                                                                               =======

                                      23


(H)     To reflect the adjustment of Tucker Operating Limited Partnership
        ("TOP") Units based upon an exchange ratio of .686 and a Bradley stock price of $13.96 as follows:

                                                                                 TOP            Minority
                                                                                Units           Interest
                                                                                -----           --------
                                                                                              (in thousands)
              Issuance of TOP Units...............................             314,748           $ 4,394
              Historical..........................................            (458,817)           (5,331)
                                                                               -------           -------
                                                                              (144,069)          $  (937)
                                                                               =======           =======


(I) To adjust Tucker's capital accounts to reflect the issuance of 7,428,202 shares of Bradley Common Stock in exchange for all of the outstanding shares of Tucker Common Stock at an Exchange Ratio of .686 shares of Bradley Common Stock for each outstanding share of Tucker Common Stock, as follows (in thousands):

                                                               Common            Paid-In        Distribution In
                                                               Shares            Capital       Excess of Earnings
                                                               ------            -------       ------------------
                  Issuance of Bradley
                    Common Stock.......................         $ 74            $ 103,623          $     --
                  Tucker's historical stockholders'
                    equity.............................          (11)            (155,224)          (30,462)
                                                                ----            ---------          --------
                  Merger adjustment....................         $ 63            $ (51,601)         $ 30,462
                                                                ====            =========          ========



        (c)    Exhibits:
               --------

Exhibit
  No.
- -------

NUMBER                              DESCRIPTION
- ------                              -----------

2.1 Agreement and Plan of Merger, dated as of October 30, 1995, between Tucker Properties Corporation and Bradley Real Estate,
              Inc. (the "Merger Agreement"), attached as Annex A to the Joint
              Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 (No. 33-64811) dated February 15, 1996 filed by
              Bradley Real Estate, Inc. and incorporated herein by reference. A list briefly identifying the contents of all Exhibits to the Merger Agreement is incorporated by reference to page iv of the Merger Agreement. Bradley agrees to furnish supplementally to the Commission, upon request, a copy of any omitted Exhibit. Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules to the Merger
              Agreement are omitted. Bradley hereby undertakes to furnish supplementally a copy of any omitted Schedule to the Commission upon request.

4.1           Articles of Merger between Tucker Properties Corporation and
              Bradley Real Estate, Inc. dated March 15, 1996, incorporated by reference to Exhibit 3.3 of Bradley's Form 10-K for the fiscal year ended December 31, 1995.

4.2           Articles of Amendment and Restatement of Bradley Real Estate,
              Inc., incorporated by reference to Exhibit 3.1 of Bradley's
              Current Report on Form 8-K dated October 17, 1994.

4.3 By-laws of Bradley Real Estate, Inc., incorporated by reference to Exhibit 3.3 of Bradley's Current Report on Form 8-K dated
              October 17, 1994.

23.1          Consent of Coopers & Lybrand L.L.P.*

99.1 Press Release announcing the consummation of the merger of Bradley Real Estate, Inc. with Tucker Properties Corporation.*

99.2          The material contained under the captions "SUMMARY--The
              Merger--Conflicts of Interest Arising from Benefits to Certain
              Directors and Officers of Tucker," "RISK FACTORS--Conflicts of
              Interest Arising from Benefits to Certain Tucker Directors and
              Officers," "THE MERGER--Conflicts of Interest Arising from
              Benefits to Certain Directors and Officers of Tucker" and "THE
              MERGER AGREEMENT--Indemnification," incorporated herein by reference to Bradley's Registration Statement on Form S-4 (No.
              33-64811) dated February 15, 1996.

- ----------------------
*     Filed herewith.


                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 30, 1996                    BRADLEY REAL ESTATE, INC.


                                         By:  /s/ THOMAS P. D'ARCY
                                            ------------------------------------
                                              Thomas P. D'Arcy, President